Exhibit 23(a)


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of The Bear Stearns Companies Inc. on Form S-8 of our reports dated January 15, 2003, appearing in and incorporated by reference in the Annual Report on Form 10-K of The Bear Stearns Companies Inc. for the year ended November 30, 2002.



/s/ Deloitte & Touche LLP

New York, New York
September 18, 2003